Form of Novation Agreement

This Novation Agreement, dated as of [_______] (this “Novation Agreement”), is made among The Bank of Nova Scotia, acting through its Houston Branch (the “Remaining Party”), Legg Mason Investment Trust, on behalf of its series Legg Mason Opportunity Trust (the “Transferor”), and the Trust for Advised Portfolios, a Delaware statutory trust on behalf of its series The Miller Opportunity Trust (the “Transferee”).

WHEREAS, the Transferor and the Remaining Party have entered into one or more Agreements as identified in the attached Annex governing certain transactions (each agreement, an “Old Agreement” and each transaction, an “Old Transaction”);

WHEREAS, the Remaining Party and the Transferee have entered into a certain [____] Agreement (the “New Agreement”) dated as of [____];

WHEREAS, with effect from and including [____] (the “Novation Date”), the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the Old Agreement and each Old Transaction, with the effect that the Remaining Party and the Transferee enter into new transactions (each a “New Transaction”) between them having terms identical to those of each Old Transaction, as more particularly described below;

WHEREAS, the Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transactions;

WHEREAS, the Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transactions;

Accordingly, in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the Remaining Party, the Transferor, and the Transferee agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Old Agreements.

2.          Transfer, Release, Discharge and Undertakings.  With effect from and including the Novation Date:

(a)          the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to each Old Transaction and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Transaction;

(b)          in respect of each New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to each corresponding Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date); and

(c)          each New Transaction shall be governed by and form part of the New Agreement.

3.          Release of Collateral.  Each of the parties hereby agree that that the transfer of Collateral from the Transferor’s custodian to the Transferee’s custodian, in each case for the benefit of the Remaining Party, shall be deemed to occur simultaneously with the novation and other undertakings set out under this Novation Agreement.

4.          Representations and Warranties.

(a)          On the date of this Novation Agreement and on the Novation Date:

(i)          Each of the parties makes to each of the other parties those representations and warranties set forth in Sections 10(a), 10(c), 10(d), 10(e), 10(h), and 10(j) of the Lending Services Agreement (as such agreement is identified in the attached Annex) with references in such Section to “this Agreement” being deemed references to this Novation Agreement alone.

(ii)          Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

A.          it has made no prior transfer (whether by way of security or otherwise) of the Old Agreement or any interest or obligation in or under the Old Agreement or in respect of any Old Transaction; and

B.          as of the Novation Date, all obligations of the Transferor and the Remaining Party under each Old Transaction required to be performed on or before the Novation Date have been fulfilled.

(b)          The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any New Transaction or the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any New Transaction or the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

5.          Counterparts.  This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by email or facsimile transmission), each of which will be deemed an original.

6.          Costs and Expenses.  The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

7.          Amendments.  No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by an email or a facsimile transmission) and executed by each of the parties.

8.          Governing Law.  This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

9.          Jurisdiction.  With respect to any application for a provisional remedy, any application for judgment on an arbitration award, and with regard to any suit, action, or other proceeding with respect to, based upon, or relating to this Novation Agreement, each party irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (located in New York County), or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York (each, the “Court,” as applicable); (ii) waives any objection that it may have at any time to the laying of venue of any proceedings brought in any such Court, waives any claim that such proceedings have been brought in an inconvenient or improper forum and further waives the right to object, with respect to such proceedings, that such Court does not have any jurisdiction over such party; (iii) will not commence any action or proceeding with respect to, based upon, or relating to this Novation Agreement in any other court; (iv) agrees that all claims with respect to, based upon or relating to this Novation Agreement may be heard and determined in such Court; and (v) waives and agrees not to assert any claim of immunity from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or its property.

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IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

The Bank of Nova Scotia, Houston Branch

By:  ……………………………………..
        Name:          Name:
        Title:          Title:
        Date:          Date:

Trust for Advised Portfolios, on behalf of its
series The Miller Opportunity Trust

By:  ………………………………………
       Name:
       Title:
       Date:

Legg Mason Investment Trust, on behalf of its
Series Legg Mason Opportunity Trust

By: …………………………………………..